NFO RESEARCH, INC.
                                  EXHIBIT 11
                  COMPUTATIONS OF NET INCOME PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                   THREE MONTHS ENDED MARCH 31
                                                         1996          1995
                                                         ----          ----
PRIMARY:

  WEIGHTED AVERAGE SHARES OUTSTANDING                  10,098         9,321
  DILUTIVE STOCK OPTIONS                                  449           212
  OTHER COMMON SHARE EQUIVALENTS                           56            61
                                                       10,603         9,594
                                                       ======        ======

  NET INCOME                                           $1,701        $1,285

  PRIMARY EARNINGS PER SHARE                             $.16          $.13
                                                       ======        ======





THE EARNINGS PER SHARE AND SHARE DATA REFLECT THE THREE-FOR-TWO STOCK SPLIT EFFECTED ON FEBRUARY 5, 1996. FULLY DILUTED EARNINGS PER COMMON SHARE HAS NOT BEEN PRESENTED ON THE BASIS THAT THE DIFFERENCE BETWEEN FULLY DILUTED AND PRIMARY EARNINGS PER SHARE IS LESS THAN $0.01 PER SHARE.